Exhibit (d) (3)
AMENDMENT TO ACQUISITION AGREEMENT
among
PT MEDIA NUSANTARA CITRA TBK
MNC INTERNATIONAL LTD
and
LINKTONE LTD
Dated as of February 28, 2008

     THIS AMENDMENT TO ACQUISITION AGREEMENT is dated as of February 28, 2008 (this “Amendment”) by and among PT Media Nusantara Citra Tbk, a company incorporated with limited liability under the laws of the Republic of Indonesia (the “Purchaser”), MNC International Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (the “Purchaser Assignee”) and Linktone Ltd, a company incorporated with limited liability under the laws of the Cayman Islands (the “Company”).
RECITALS
     WHEREAS, the Purchaser and the Company are party to that certain Acquisition Agreement, dated as of November 28, 2007 (as amended by this Amendment and as may be further amended, the “Agreement” );
     WHEREAS, on February 4, 2008, the Purchaser assigned all of its rights and obligations under the Agreement, other than its rights and obligations to provide the guarantee described in Section 8.10 of the Agreement, to the Purchaser Assignee pursuant to Section 8.09 of the Agreement; and
     WHEREAS, the Parties have agreed to amend certain terms of the Agreement as set forth in this Amendment.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Amendment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Amendment agree as follows:
ARTICLE I.
DEFINITIONS
     Capitalized terms not otherwise defined herein shall have the definitions provided therefore in the Agreement.
ARTICLE II.
AMENDMENTS
     Pursuant to Section 7.3 of the Agreement (Amendment), the Purchaser, the Purchaser Assignee and the Company hereby amend the Agreement as follows:

2.1	Second Recital of the Agreement is hereby amended and restated as follows:

“WHEREAS, pursuant to this Agreement, the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase up to 60,000,000 ordinary shares of the Company, par value US$0.0001 per share (the “Shares”), represented by either the Shares or the Company’s American Depositary Shares (the “ADSs”), representing up to 24.8% of the total outstanding Shares as at the closing date of the Offer on an adjusted basis, at a price per Share of US$0.38 and per ADS of US$3.80 (such amount or any different amount per Share or per ADS that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law;”

2.2	Fourth Recital of the Agreement is hereby amended and restated as follows:

“WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Subscription, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Subscription, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares or ADSs to the Purchaser in the Offer, adopt the Charter Amendments and approve this Agreement and the transactions contemplated hereby, including Offer and the Subscription (the foregoing, the “Company Board Recommendation”);”
2.3	Section 1.1(c)(ii) of the Agreement (Meeting of Stockholders) is hereby amended by deleting the phrase “15 Business Days” and replacing it with the phrase “17 Business Days;”

2.4	Section 1.2(a) of the Agreement (The Offer) is hereby amended and restated as follows:

“Within five Business Days after the satisfaction or waiver (to the extent permitted under Section 7.4) of all of the conditions set forth in Section 6.1, the Purchaser shall commence, within the meaning of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Offer to purchase ADSs and Shares aggregating up to 6,000,000 ADSs (treating each Share as one-tenth of an ADS) (the “Offer Size”), at an equivalent per Share or per ADS Offer Price.”

2.5	Section 1.2(b) of the Agreement (The Offer) is hereby amended and restated as follows:

“Subject to the satisfaction, or waiver (to the extent permitted under Section 7.4) by the Purchaser, of the conditions and requirements set forth in Section 6.1, the Purchaser shall accept for payment and pay for all ADSs and Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after Purchaser is legally permitted to do so under applicable Law. The Offer Price payable in respect of each ADS and Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.1(b).”

2.6 Section 1.2(d) of the Agreement (The Offer) is hereby amended by deleting the word “paragraph” in the first sentence and replacing it with the word “sentence” each of the two times it appears in this sentence.

2.7 Section 1.2(e) of the Agreement (The Offer) is hereby amended by inserting the words “ADSs and” immediately before the phrase “Shares in the Offer” and immediately before the phrase “Shares to the registered holders thereof” in the third sentence.

2.8 Section 1.2(f) of the Agreement (The Offer) is hereby amended by inserting the words “ADSs and” immediately before the word “Shares” each of the two times it appears in this section.

2.9 Section 1.3 of the Agreement (Company Actions) is hereby amended by inserting the words “ADSs and” immediately before the word “Shares” each of the two times it appears in this section.

2.10 Section 1.4(a) of the Agreement (The Subscription) is hereby amended by inserting the words “ADSs and” immediately before the phrase “Shares tendered” in the first sentence.

2.11 Section 2.1(b) of the Agreement (Payment – Withholding Rights) is hereby amended by inserting the words “ADSs or” immediately before the phrase “Shares acquired in the Offer” in the first sentence.

2.12 Section 3.2 of the Agreement (Capitalization) is hereby amended by adding the following as a new subsection (g):
“(g) The Company has delivered to the Purchaser a copy of the Cayman Principal Share Register setting forth the Share holdings of each holder of Shares as of February 6, 2008. To the Company’s knowledge, the information set forth therein is true, accurate and complete.”
2.13 Section 4.3 of the Agreement (No Conflict) is hereby amended by inserting the words “ADSs and” immediately before the phrase “Shares pursuant to the Offer” in the first sentence.

2.14 Section 4.4 of the Agreement (Required Filings and Consents) is hereby amended by inserting the words “ADSs and” immediately before the phrase “Shares pursuant to the Offer” in the first sentence.

2.15 Section 6.2(a) of the Agreement (Company’s Obligation to Consummate the Subscription) is hereby amended by inserting the words “ADSs and” immediately before the phrase “Shares validly tendered.”
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
3.1 Representations and Warranties of the Company. The Company hereby represents that it has taken all necessary corporate action to authorize it to execute, deliver and perform under this Amendment. Assuming the due authorization, execution and delivery by the

Purchaser and the Purchaser Assignee, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
3.2	Representations and Warranties of the Purchaser. The Purchaser hereby represents that it has taken all necessary corporate action to authorize it to execute, deliver and perform under this Amendment. Assuming the due authorization, execution and delivery by the Company, this Amendment constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
3.3	Representations and Warranties of the Purchaser Assignee. The Purchaser Assignee and the Purchaser, jointly and severally, hereby represents that the Purchaser Assignee has taken all necessary corporate action to authorize it to execute, deliver and perform under this Amendment. Assuming the due authorization, execution and delivery by the Company, this Amendment constitutes a legal, valid and binding obligation of the Purchaser Assignee, enforceable against the Purchaser Assignee in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
ARTICLE IV. GENERAL PROVISIONS
4.1 Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.

4.2 Facsimile Signatures. In order to expedite the transactions contemplated herein, telecopied signatures may be used in place of original signatures on this Amendment or any document delivered pursuant hereto. The Purchaser, the Purchaser Assignee and the Company intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

4.3 Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
4.4 Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

4.5 Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of New York.

4.6 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Amendment may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, the Purchaser or the Purchaser Assignee or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, the Purchaser or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.
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     IN WITNESS WHEREOF, the Purchaser, the Purchaser Assignee and the Company have caused this Amendment to be executed as of the date firth written above by their respective officers thereunto authorized.

PT MEDIA NUSANTARA CITRA TBK

By:	/s/ Hary Tanoesoedibjo
Name:	Hary Tanoesoedibjo
Title:	President Director

MNC INTERNATIONAL LTD.

By:	/s/ Jarod Suwahjo
Name:	Jarod Suwahjo
Title:	Director

LINKTONE LTD.

By:	/s/ Michael Guangxin Li
Name:	Michael Guangxin Li
Title:	Chief Executive Officer
AMENDMENT TO ACQUISITION AGREEMENT
SIGNATURE PAGE